Exhibit 99.1
FOR IMMEDIATE RELEASE JUNE 15, 2009	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:
INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY COMMON AND
PREFERRED STOCK DIVIDENDS AND COMPLETES MANDATORY
CONVERSION OF 6.25% PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, JUNE 15, 2009 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.075 per share quarterly dividend that will be paid on July 15, 2009 to common shareholders of record on July 1, 2009.  Chesapeake has approximately 626 million common shares outstanding.  In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

	5% (2005)	4.50%	5% (2005B)
NYSE Symbol	N/A	CHK Pr D	N/A
Date of Issue	April 19, 2005	Sept. 14, 2005	Nov. 8, 2005
Registered CUSIP	165167859	165167842	165167826
144A CUSIP	165167867	N/A	165167834
Par Value per Share	$0.01	$0.01	$0.01
Shares Outstanding	5,000	2,558,900	2,095,615
Liquidation Preference per Share	$100	$100	$100
Record Date	July 1, 2009	Sept. 1, 2009	Aug. 3, 2009
Payment Date	July15, 2009	Sept. 15, 2009	Aug. 17, 2009
Amount per Share	$1.25	$1.125	$1.25

Effective today, Chesapeake converted all of its outstanding 6.25% Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), into Chesapeake Energy Corporation Common Stock, par value $0.01 per share (the “Common Stock”).  The Preferred Stock was converted at a rate equal to 8.6218 shares of Common Stock per share of Preferred Stock.  Cash was paid in lieu of fractional shares of Common Stock.  No payment or adjustment was made upon conversion of the Preferred Stock for accrued dividends with respect to the Preferred Stock or for dividends with respect to the Common Stock issued upon conversion.  From and after today, the Preferred Stock remaining outstanding will be deemed to be no longer outstanding and all rights of the holders with respect to such Preferred Stock will terminate, except the right to receive the whole shares of common stock issuable upon conversion and cash in lieu of any fractional shares, as described above.

Chesapeake Energy Corporation is the largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States. Further information is available at www.chk.com.